EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $28.8 million, or $6.13 per share, and Fourth Quarter 2022 Net Income of $7.4 million, or $1.58 per Share

ELMIRA, N.Y., Jan. 26, 2023 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $28.8 million, or $6.13 per share, for the year ended December 31, 2022, compared to $26.4 million, or $5.64 per share, for the year ended December 31, 2021. Net income was $7.4 million, or $1.58 per share, for the fourth quarter of 2022, compared to $6.5 million, or $1.38 per share, for the fourth quarter of 2021.

“I am pleased to report strong 2022 results for Chemung Financial Corporation, with earnings totaling $6.13 per share, the highest in our 189-year history,” said Anders M. Tomson, President & CEO. “Robust growth in the loan portfolios, and expansion of our net-interest margin contributed significantly to a 13.1 percent increase in net-interest income, compared to the prior year. We achieved this while continuing to maintain our standards of strong underwriting and credit quality. As we move forward into 2023, we remain committed to creating value for our shareholders and contributing meaningfully to the communities that we serve,” Tomson added.

Fourth Quarter Highlights1:

  Record annual EPS of $6.13 per share, highest in Corporation's 189-year history.
  Loans1, excluding PPP, grew $353.6 million, or 23.97%.
  Net interest margin increased to 3.05% for the twelve months ended December 31, 2022, a twenty-one basis points increase when compared to the prior year.
  Net interest income grew $8.6 million, or 13.1% in the twelve month period ended December 31, 2022, when compared to the prior year.
  Net interest margin increased eighteen basis points in the fourth quarter of 2022 to 3.26% when compared to the prior quarter.
  Net interest income grew $1.9 million, or 9.9% in the fourth quarter of 2022 when compared to the prior quarter.
  Non-performing loans to total loans decreased from 0.54% as of December 31, 2021 to 0.45% as of December 31, 2022.
  Released $2.4 million pandemic related portion of the allowance for loan losses in the year ended December 31, 2022. No pandemic related allowance for loan losses remains as of December 31, 2022.
  Dividends declared during the fourth quarter 2022 were $0.31 per share.

1 Balance sheet comparisons are calculated as of December 31, 2022 versus December 31, 2021.

2022 vs 2021

Net Interest Income:

Net interest income for the year ended December 31, 2022 totaled $74.2 million compared with $65.6 million for the prior year, an increase of $8.6 million, or 13.1%. The increase was primarily due to increases of $9.2 million in interest income on loans, including fees, $3.2 million in interest and dividend income on taxable securities, and $0.1 million in interest income on interest-earning deposits, offset by increases of $3.4 million in interest expense on deposits, and $0.5 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees was due primarily to a 32 basis points increase in the average yields on loans, primarily related to the commercial and consumer loan portfolios due to an increase in interest rates, and a $101.0 million increase in average loan balances, representing increases across all loan categories. The increase in interest and dividend income on taxable securities was due primarily to a 28 basis points increase in the average yield due to an increase in interest rates, and an increase in the average invested balances of $83.9 million. The increase in interest income on interest-earning deposits was due primarily to the increase in interest rates on overnight deposits with the average yield on interest-earning deposits increasing from 0.17% in 2021 to 1.24% in 2022. The increase in interest expense on deposits was due primarily to a 22 basis points increase in average rates paid on interest-bearing deposits which included one-way brokered deposits, and a deposit campaign in the fourth quarter of 2022, when compared to the prior year. The increase in interest expense on borrowed funds was due primarily to an increase in the average balances and interest rates of overnight FHLBNY borrowing, when compared to the prior year.

Fully taxable equivalent net interest margin was 3.05% for the year ended December 31, 2022, compared with 2.84% for the prior year. Average interest-earning assets increased $119.8 million in 2022 compared to the prior year. The average yield on interest- earning assets increased 36 basis points while the average cost of interest-bearing liabilities increased 24 basis points in 2022 when compared to the prior year, due to the rising rate environment in 2022.

The provision for loan losses for the year ended December 31, 2022 was a credit of $0.6 million compared with a provision of $17.0 thousand for the prior year, a decrease of $0.6 million. The decrease was primarily due to the $2.4 million release of the pandemic related portion of the allowance, the $1.5 million release of a specific reserve related to the sale of a large commercial real estate credit, positive impacts of $0.8 million related to the upgrade of two large commercial credits, and a $1.0 million decrease in the historical loss factor due to the roll-off of a commercial real estate owner occupied property previously charged off in 2020. These decreases in the provision were offset by additional provision of $4.2 million related to increased loan growth, along with additional provisioning for loan concentrations and deteriorating national economic conditions.

Non-Interest Income:

Non-interest income for the year ended December 31, 2022 was $21.4 million compared to $23.9 million for the prior year, a decrease of $2.4 million, or 10.2%. The decrease was due primarily to decreases of $1.0 million in net gains on sales of loans held for sale, $0.8 million in wealth management group fee income, $0.6 million in the change in fair value of equity investments,
$0.5 million in other non-interest income, and $0.2 million in interchange revenue from debit card transactions, offset by an increase of $0.6 million in service charges on deposit accounts.

The decrease in net gains on sales of loans held for sale was primarily due to a decrease in mortgage loans sold into the secondary market when compared to the prior year. The decrease in wealth management group fee income was primarily attributed to a decrease in the market value of total assets under management or administration. The decrease in the change in fair value of equity investments was primarily due to the decline in the market value of assets held for the Corporation's deferred compensation plan. The decrease in other non-interest income was primarily due to the receipt of $0.6 million in real estate and sales tax refunds received in the prior year. The decrease in interchange revenue from debit card transactions in 2022 was primarily attributable to a decrease in consumer debit card usage when compared to the prior year. The increase in service charges on deposit accounts was primarily due to an increase in non-sufficient fund and overdraft fees when compared to the prior year.

Non-Interest Expense:

Non-interest expense for the year ended December 31, 2022 was $59.3 million compared with $55.7 million in the prior year, an increase of $3.6 million, or 6.5%. The increase was due primarily to increases of $1.6 million in pension and other employee benefits, $1.1 million in other non-interest expense, $0.6 million in salaries and wages, and $0.4 million in data processing expenses.

The increase in pension and other employee benefits was due primarily to a $1.4 million increase in healthcare expenses when compared to the prior year. The increase in other non-interest expense was due primarily to the $0.3 million recognition of directors' stock compensation expense due to the implementation of the Corporation's 2021 Equity Incentive Plan, a $0.1 million increase in CDARS fee expense, $0.1 million of additional restitution regarding previously disclosed consumer compliance matters, and a $0.2 million related reserve which was initially released in 2021. The increase in salaries and wages was primarily due to merit increases, increases in salary costs to fill open positions due to competitive market conditions, and a decrease in deferred salary costs related to PPP, offset by a decline in the market value of the Corporation's deferred compensation plan, when compared to the prior year. The increase in data processing expense was primarily attributable to investment in the Corporation's Tap-to-Pay debit cards supporting contactless transactions, increased software maintenance expenses, and a credit received in the prior year.

Income Tax Expense:

Income tax expense for the year ended December 31, 2022 was $8.1 million compared with $7.3 million for the prior year, an increase of $0.8 million, or 10.5%. The effective tax rate for the year ended December 31, 2022 increased to 22.0% compared to 21.7% for the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2022 vs 4th Quarter 2021

Net Interest Income:

Net interest income for the fourth quarter of 2022 totaled $20.9 million compared to $16.9 million for the same period in the prior year, an increase of $4.0 million, or 23.6%, due primarily to increases of $5.6 million in interest income on loans, including fees, $1.1 million in interest and dividend income on taxable securities, and $0.1 million in interest income on interest-earning deposits, offset by increases of $2.6 million in interest expense on deposits, and $0.2 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees was due primarily to a 67 basis points increase in the average yields when compared to the same period in the prior year, primarily related to the commercial and consumer loan portfolios due to an increase in interest rates, and a $266.6 million increase in average loan balances, representing increases across all loan categories. The increase in interest and dividend income on taxable securities was due primarily to a 67 basis points increase in the average yield due to an increase in average interest rates. The increase in interest income on interest-earning deposits was due primarily to the increase in interest rates on overnight deposits with the average yield on interest-earning deposits increasing from 0.16% in the fourth quarter of 2021 to 3.52% in fourth quarter of 2022.

The increase in interest expense on deposits was due primarily to a 61 basis points increase in average rates paid on interest-bearing deposits, which included one-way brokered deposits and a deposit campaign in the fourth quarter of 2022, when compared to the same period in the prior year. The increase in interest expense on borrowed funds was due primarily to an increase in the average balances and interest rates of overnight FHLBNY borrowing in the current quarter, when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 3.26% for the fourth quarter 2022, compared to 2.85% for the same period in the prior year. Average interest-earning assets increased $186.3 million for the three months ended December 31, 2022 compared to the same period in the prior year. The average yield on interest-earning assets increased 83 basis points to 3.82%, and the average cost of interest-bearing liabilities increased 66 basis points to 0.88%, for the three months ended December 31, 2022, when compared to the same period in the prior year, due to the rising interest rate environment in 2022.

Non-Interest Income:

Non-interest income for the fourth quarter of 2022 was $5.4 million compared to $5.8 million for the same period in the prior year, a decrease of $0.4 million, or 6.4%. The decrease in the current quarter was due primarily to decreases of
$0.3 million in wealth management group fee income, and $0.2 million in net gains on sales of loans held for sale.

The decrease in wealth management group fee income was primarily due to a decrease in the market value of the total assets under management or administration when compared to the same period in the prior year. The decrease in net gains on sales of loans held for sale was primarily attributable to a decrease in residential mortgage loans sold into the secondary market when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2022 was $15.7 million compared to $14.4 million for the same period in the prior year, an increase of $1.3 million, or 9.1%. The increase can be mostly attributed to increases of $0.5 million in other non-interest expense, $0.4 million of loan expenses, $0.4 million of pension and other employee benefits, and $0.1 million of professional services, offset by a decrease of $0.1 million in salaries and wages.

The increase in other non-interest expense was primarily due to increases in recruitment expenses and CDARS fee expense, and the recognition of directors' stock compensation due to the implementation of the Corporation's 2021 Equity Incentive Plan. Loan expenses increased primarily due to the timing of flat fee payments related to indirect consumer loan activity. Pension and other employee benefits increased primarily due to an increase in employee healthcare costs when compared to the same period in the prior year. The increase in professional services was primarily due to additional consulting services when compared to the same period in the prior year. The decrease in salaries and wages was primarily attributed to a decrease in expenses related to the Corporation's annual award program.

Income Tax Expense:

Income tax expense for the fourth quarter of 2022 was $2.1 million compared with $1.8 million in the fourth quarter of 2021. The effective tax rate for the current quarter increased to 21.8% compared to 21.6% for the same period in the prior year.

4th Quarter 2022 vs 3rd Quarter 2022

Net Interest Income:

Net interest income for the fourth quarter of 2022 totaled $20.9 million compared to $19.0 million for the prior quarter, an increase of $1.9 million, or 9.9%, due primarily to increases of $2.8 million in interest income on loans, including fees, and $0.6 million in interest and dividend income on taxable securities, offset by an increase of $1.5 million in interest expense on deposit accounts.

The increase in interest income on loans, including fees was due primarily to a 38 basis points increase in the average yields on loans, primarily related to the commercial and consumer loan portfolios due to an increase in interest rates, and a $111.2 million increase in average invested loan balances representing increases across all loan categories. The increase in interest and dividend income on taxable securities can be primarily attributed to a 36 basis points increase in the average yield on taxable securities in the fourth quarter of 2022 when compared to the prior quarter. The increase in interest expense on deposits was due primarily to an increase in interest rates when compared to the prior quarter.

Fully taxable equivalent net interest margin was 3.26% in the current quarter compared to 3.08% in the prior quarter. Average interest-earning assets increased $93.6 million in the current quarter compared to the prior quarter. The average yield on interest-earning assets increased 41 basis points to 3.82% and the average cost of interest-bearing liabilities increased 37 basis points to 0.88%, for the three months ended December 31, 2022, compared to the prior quarter, due to the rising interest rate environment in 2022.

Non-Interest Income:

Non-interest income for the fourth quarter of 2022 was $5.4 million compared to $5.0 million for the prior quarter, an increase of $0.4 million, or 7.6%. The increase can be primarily attributed to increases of $0.2 million in the change in fair value of equity investments. The increase in the change in fair value of equity investments when compared to the prior quarter was primarily due to an increase in contributions by participants to the Corporation's deferred compensation plan.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2022 was $15.7 million compared to $14.6 million for the prior quarter, an increase of $1.1 million, or 7.7%. The increase can be mostly attributed to increases of $0.7 million in loan expenses, $0.4 million in other non-interest expense, $0.2 million in net occupancy expenses, and $0.1 million in professional services, offset by a decrease of $0.3 million in salaries and wages.

Loan expenses increased primarily due to the timing of flat fee payments related to indirect consumer loan activity when compared to the prior quarter. The increase in other non-interest expense can be primarily attributed to increases in charitable donations, CDARS fee expense, and recruitment expenses, when compared to the prior quarter. Net occupancy expenses increased primarily due to the timing of real estate tax expenses and the completion of building maintenance projects, when compared to the prior quarter. The increase in professional services was primarily due to the timing of invoices and the decrease in salaries and wages was primarily attributed to a decrease in expenses related to the Corporation's annual award program.

Income Tax Expense:

Income tax expense for the fourth quarter of 2022 was $2.1 million compared to $1.7 million for the prior quarter, an increase of $0.3 million in income tax expense. The effective tax rate for the current quarter increased to 21.8% compared to 21.2% in the prior quarter.

Asset Quality

Non-performing loans totaled $8.2 million at December 31, 2022, or 0.45% of total loans, compared to $8.1 million, or 0.54% of total loans at December 31, 2021. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.4 million, or 0.32% of total assets, at December 31, 2022, compared to $8.2 million, or 0.34% of total assets, at December 31, 2021. The increase in non-performing assets can be primarily attributed to the increase in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Throughout the year, Management evaluated the potential impact of the COVID-19 pandemic as it related to the loan portfolio. As part of this analysis, the Corporation released $2.4 million of the pandemic related portion of the allowance during 2022. In total, the Corporation released $4.3 million and utilized $0.5 million of the pandemic related allowance established in 2020. No pandemic related allowance for loan losses remains as of December 31, 2022.

The allowance for loan losses was $19.7 million at December 31, 2022 and $21.0 million at December 31, 2021, respectively. The decrease in the allowance for loan losses can mostly be attributed to the release of the aforementioned $2.4 million pandemic related portion of the allowance, the $1.5 million release of a specific reserve related to the sale of a large commercial real estate credit, positive impacts of $0.8 million related to upgrades of two large commercial credits, and a $1.0 million decrease in the historical loss factor due to the roll-off of a commercial real estate owner occupied property previously charged off in the second quarter of 2020. These decreases in the allowance were offset by additional provision of $4.2 million related to increased loan growth, along with additional provision for loan concentrations and deteriorating national economic conditions. The allowance for loan losses was 240.39% of non-performing loans at December 31, 2022 compared to 259.17% at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.07% at December 31, 2022 compared to 1.38% at December 31, 2021. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.08% at December 31, 2022, compared to 1.43% at December 31, 2021.

Balance Sheet Activity

Total assets were $2.646 billion at December 31, 2022 compared to $2.418 billion at December 31, 2021, an increase of $227.1 million, or 9.4%. The increase can be mostly attributed to increases of $311.2 million in loans, net of deferred origination fees and costs, $45.6 million in accrued interest receivable and other assets, $28.9 million in total cash and cash equivalents, and a decrease of $1.4 million in allowance for loan losses, offset by a decrease of $159.4 million in securities available for sale, at estimated fair value.

The increase in loans, net of deferred loan fees, can mostly be attributed to increases of $189.4 million in commercial loans, $26.3 million in residential mortgage loans, and $95.5 million in consumer loans. Paydowns due to SBA forgiveness of PPP loans decreased the total loan portfolio by $42.4 million as of December 31, 2022, when compared to December 31, 2021. $0.7 million in PPP loans remain as of December 31, 2022, representing 25 loans. The increase in accrued interest receivable and other assets was primarily due to increases of $24.5 million in the deferred tax asset, related to the market value adjustment on the available for sale securities portfolio, and $17.9 million in the interest rate swap asset. The increase in cash and cash equivalents was primarily due to changes in deposits, securities, and loans. The decrease in securities available for sale was primarily due to $86.2 million in paydowns and a decrease in the fair value of the portfolio of $93.2 million due to increases in interest rates, offset by purchases of $23.7 million.

Total liabilities were $2.479 billion at December 31, 2022 compared to $2.207 billion at December 31, 2021, an increase of $272.1 million, or 12.3%. The increase in total liabilities can primarily be attributed to increases of $171.8 million, or 8.0% in deposits, $20.1 million in accrued interest payable and other liabilities, and $81.2 million in overnight advances. The increase in deposits was due primarily to increases of $80.1 million in public deposits, $73.5 million of one-way brokered deposits, and $57.6 million in consumer deposits, offset by a decrease of $34.7 million in commercial deposits. The increase in accrued interest payable and other liabilities was primarily attributed to an increase of $17.7 million in the interest rate swap liability. The increase in advances and other debt was primarily due to an increase in overnight FHLBNY borrowings.

Total shareholders’ equity was $166.4 million at December 31, 2022, compared to $211.5 million at December 31, 2021, a decrease of $45.1 million, or 21.3%, primarily due to a $68.7 million decrease in accumulated other income (loss), offset by an increase of $23.0 million in retained earnings. The decrease in accumulated other comprehensive income (loss) was primarily due to a decrease in the fair market value of the securities portfolio due to the increase in interest rates. The increase in retained earnings was due primarily to net income of $28.8 million, offset by $5.8 million in dividends declared. The total equity to total assets ratio was 6.29% at December 31, 2022, compared to 8.74% at December 31, 2021. The tangible equity to tangible assets ratio was 5.51% at December 31, 2022 compared to 7.91% at December 31, 2021. Book value per share decreased to $35.32 at December 31, 2022 from $45.09 at December 31, 2021. As of December 31, 2022, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Liquidity

Management believes that the Corporation has the necessary liquidity to provide flexibility in order to meet business needs. The Corporation uses a variety of resources to manage its liquidity. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, brokered deposits, FHLBNY advances, and other borrowings. As of December 31, 2022, the Corporation's cash and cash equivalents balance was $55.9 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of December 31, 2022, the Corporation's investment in securities available for sale was $632.6 million, $463.3 million of which was not pledged as collateral. Additionally, as of December 31, 2022, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $195.6 million, of which $95.8 million was utilized. As of December 31, 2022, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $99.8 million. The Corporation entered into one-way brokered deposit arrangements with 4-week and 13-week terms totaling $73.5 million as of December 31, 2022.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.053 billion at December 31, 2022, including $346.5 million of assets under management or administration for the Corporation, compared to $2.325 billion at December 31, 2021, including $344.2 million of assets under management or administration for the Corporation, a decrease of $271.9 million, or 11.69%, due primarily to a general decline in market value.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of December 31, 2022, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the fourth quarter of 2022. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at December 31, 2022.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.6 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, COVID-19, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2021 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com  or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2022	2022	2022	2022	2021
ASSETS
Cash and due from financial institutions	$29,309	$32,262	$24,371	$21,757	$17,365
Interest-earning deposits in other financial institutions	26,560	10,161	5,397	43,726	9,616
Total cash and cash equivalents	55,869	42,423	29,768	65,483	26,981

Equity investments	2,830	2,677	2,750	2,949	2,964

Securities available for sale	632,589	640,352	692,995	746,343	792,026
Securities held to maturity	2,424	3,210	2,943	3,576	3,790
FHLB and FRB stocks, at cost	8,197	3,872	5,897	3,576	4,218
Total investment securities	643,210	647,434	701,835	753,495	800,034

Commercial	1,249,206	1,203,609	1,124,701	1,102,304	1,059,848
Mortgage	285,672	283,128	276,847	264,816	259,334
Consumer	294,570	256,018	216,014	199,405	199,067
Loans, net of deferred loan fees	1,829,448	1,742,755	1,617,562	1,566,525	1,518,249
Allowance for loan losses	(19,659)	(18,631)	(17,485)	(19,928)	(21,025)
Loans, net	1,809,789	1,724,124	1,600,077	1,546,597	1,497,224

Loans held for sale	-	-	-	345	396
Premises and equipment, net	16,113	16,581	16,812	17,260	17,969
Operating lease right-of-use assets	6,449	6,646	6,841	7,035	7,234
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	-	-	-	4	15
Accrued interest receivable and other assets	89,469	89,709	70,004	59,903	43,834
Total assets	$2,645,553	$2,551,418	$2,449,911	$2,474,895	$2,418,475

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$733,329	$747,972	$704,996	$726,699	$739,607
Interest-bearing demand deposits	271,645	287,172	267,554	284,689	284,721
Money market accounts	640,840	664,616	641,008	699,506	654,553
Savings deposits	279,029	282,916	285,593	283,369	280,195
Time deposits	402,384	349,864	283,640	255,329	196,357
Total deposits	2,327,227	2,332,540	2,182,791	2,249,592	2,155,433

Advances and other debt	99,137	4,104	49,331	3,527	18,164
Operating lease liabilities	6,620	6,810	6,998	7,186	7,378
Accrued interest payable and other liabilities	46,181	52,446	36,101	29,080	26,045
Total liabilities	2,479,165	2,395,900	2,275,221	2,289,385	2,207,020

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,331	47,487	47,196	46,880	46,901
Retained earnings	211,859	205,874	200,870	194,295	188,877
Treasury stock, at cost	(17,598)	(18,015)	(18,084)	(18,113)	(17,846)
Accumulated other comprehensive income (loss)	(75,257)	(79,881)	(55,345)	(37,605)	(6,530)
Total shareholders' equity	166,388	155,518	174,690	185,510	211,455
Total liabilities and shareholders' equity	$2,645,553	$2,551,418	$2,449,911	$2,474,895	$2,418,475

Period-end shares outstanding	4,711	4,693	4,691	4,689	4,689

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(in thousands, except per share data)	2022	2021	Change	2022	2021	Change
Interest and dividend income:
Loans, including fees	$20,510	$14,897	37.7	$68,051	$58,861	15.6
Taxable securities	3,563	2,504	42.3	12,096	8,935	35.4
Tax exempt securities	263	269	(2.2)	1,068	1,061	0.7
Interest-earning deposits	144	20	620.0	260	151	72.2
Total interest and dividend income	24,480	17,690	38.4	81,475	69,008	18.1

Interest expense:
Deposits	3,333	763	336.8	6,655	3,284	102.6
Borrowed funds	276	35	688.6	641	135	374.8
Total interest expense	3,609	798	352.3	7,296	3,419	113.4

Net interest income	20,871	16,892	23.6	74,179	65,589	13.1
Provision for loan losses	1,080	70	1,442.9	(554)	17	N/M
Net interest income after provision for loan losses	19,791	16,822	17.6	74,733	65,572	14.0

Non-interest income:
Wealth management group fee income	2,492	2,826	(11.8)	10,280	11,072	(7.2)
Service charges on deposit accounts	999	909	9.9	3,788	3,214	17.9
Interchange revenue from debit card transactions	1,141	1,222	(6.6)	4,603	4,844	(5.0)
Change in fair value of equity investments	99	43	130.2	(349)	246	(241.9)
Net gains on sales of loans held for sale	1	189	(99.5)	107	1,073	(90.0)
Net gains (losses) on sales of other real estate owned	(8)	2	N/M	60	(16)	N/M
Income from bank owned life insurance	12	12	—	46	52	(11.5)
Other	682	584	16.8	2,901	3,385	(14.3)
Total non-interest income	5,418	5,787	(6.4)	21,436	23,870	(10.2)

Non-interest expense:
Salaries and wages	6,225	6,355	(2.0)	25,054	24,413	2.6
Pension and other employee benefits	1,989	1,636	21.6	7,668	6,086	26.0
Other components of net periodic pension and postretirement benefits	(424)	(410)	3.4	(1,648)	(1,583)	4.1
Net occupancy	1,474	1,427	3.3	5,539	5,873	(5.7)
Furniture and equipment	566	484	16.9	1,906	1,669	14.2
Data processing	2,177	2,258	(3.6)	8,919	8,519	4.7
Professional services	544	401	35.7	2,171	1,932	12.4
Amortization of intangible assets	—	11	(100.0)	15	243	(93.8)
Marketing and advertising	215	220	(2.3)	941	792	18.8
Other real estate owned expense	12	16	(25.0)	(5)	40	(112.5)
FDIC insurance	369	333	10.8	1,356	1,408	(3.7)
Loan expense	674	317	112.6	1,001	1,037	(3.5)
Other	1,872	1,330	40.8	6,363	5,253	21.1
Total non-interest expense	15,693	14,378	9.1	59,280	55,682	6.5

Income before income tax expense	9,516	8,231	15.6	36,889	33,760	9.3
Income tax expense	2,077	1,777	16.9	8,106	7,335	10.5
Net income	$7,439	$6,454	15.3	$28,783	$26,425	8.9

Basic and diluted earnings per share	$1.58	$1.38		$6.13	$5.64
Cash dividends declared per share	0.31	0.31		1.24	1.19
Average basic and diluted shares outstanding	4,698	4,682		4,693	4,683

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2022	2022	2022	2022	2021	2022	2021
RESULTS OF OPERATIONS
Interest income	$24,480	$20,999	$18,538	$17,458	$17,690	$81,475	$69,008
Interest expense	3,609	2,009	897	781	798	7,296	3,419
Net interest income	20,871	18,990	17,641	16,677	16,892	74,179	65,589
Provision (credit) for loan losses	1,080	1,255	(1,744)	(1,145)	70	(554)	17
Net interest income after provision for loan losses	19,791	17,735	19,385	17,822	16,822	74,733	65,572
Non-interest income	5,418	5,036	5,319	5,663	5,787	21,436	23,870
Non-interest expense	15,693	14,577	14,342	14,668	14,378	59,280	55,682
Income before income tax expense	9,516	8,194	10,362	8,817	8,231	36,889	33,760
Income tax expense	2,077	1,741	2,338	1,950	1,777	8,106	7,335
Net income	$7,439	$6,453	$8,024	$6,867	$6,454	$28,783	$26,425

Basic and diluted earnings per share	$1.58	$1.37	$1.72	$1.46	$1.38	$6.13	$5.64
Average basic and diluted shares outstanding	4,698	4,692	4,690	4,689	4,682	4,693	4,683

PERFORMANCE RATIOS
Return on average assets	1.15%	1.02%	1.32%	1.14%	1.04%	1.15%	1.09%
Return on average equity	18.36%	14.17%	18.06%	13.68%	12.30%	15.93%	12.94%
Return on average tangible equity (a)	21.25%	16.12%	20.58%	15.32%	13.74%	18.12%	14.49%
Efficiency ratio (unadjusted) (f)	59.69%	60.67%	62.47%	65.66%	63.40%	62.00%	62.24%
Efficiency ratio (adjusted) (a) (b)	59.44%	60.40%	62.17%	65.32%	63.06%	61.71%	61.71%
Non-interest expense to average assets	2.42%	2.30%	2.35%	2.43%	2.32%	2.37%	2.30%
Loans to deposits	78.61%	74.71%	74.11%	69.64%	70.44%	78.61%	70.44%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.57%	4.19%	3.90%	3.84%	3.90%	4.14%	3.82%
Yield on investments	2.09%	1.72%	1.60%	1.47%	1.35%	1.71%	1.34%
Yield on interest-earning assets	3.82%	3.41%	3.12%	3.00%	2.99%	3.35%	2.99%
Cost of interest-bearing deposits	0.82%	0.47%	0.21%	0.20%	0.21%	0.44%	0.22%
Cost of borrowings	4.30%	2.56%	1.70%	2.65%	2.16%	2.76%	3.05%
Cost of interest-bearing liabilities	0.88%	0.51%	0.24%	0.21%	0.22%	0.47%	0.23%
Interest rate spread	2.94%	2.90%	2.88%	2.79%	2.77%	2.88%	2.76%
Net interest margin, fully taxable equivalent	3.26%	3.08%	2.97%	2.87%	2.85%	3.05%	2.84%

CAPITAL
Total equity to total assets at end of period	6.29%	6.10%	7.13%	7.50%	8.74%	6.29%	8.74%
Tangible equity to tangible assets at end of period (a)	5.51%	5.29%	6.30%	6.67%	7.91%	5.51%	7.91%

Book value per share	$35.32	$33.14	$37.24	$39.56	$45.09	$35.32	$45.09
Tangible book value per share (a)	30.69	28.49	32.59	34.91	40.44	30.69	40.44
Period-end market value per share	45.87	41.87	47.00	46.69	46.45	45.87	46.45
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	1.24	1.19

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,787,103	$1,675,859	$1,587,777	$1,532,445	$1,520,478	$1,646,576	$1,545,579
Interest earning assets	2,550,834	2,457,218	2,395,704	2,371,275	2,364,578	2,444,287	2,324,498
Total assets	2,574,639	2,511,301	2,446,763	2,451,944	2,454,294	2,496,099	2,421,801
Deposits	2,347,719	2,257,394	2,203,231	2,211,442	2,205,632	2,255,326	2,179,128
Total equity	160,740	180,644	178,207	203,613	208,147	180,684	204,239
Tangible equity (a)	138,916	158,820	156,382	181,778	186,302	158,857	182,314

ASSET QUALITY
Net charge-offs (recoveries)	$52	$109	$699	$(48)	$(15)	$813	$(84)
Non-performing loans (d)	8,178	8,310	7,374	7,703	8,114	8,178	8,114
Non-performing assets (e)	8,373	8,503	7,665	7,956	8,227	8,373	8,227
Allowance for loan losses	19,659	18,631	17,485	19,928	21,025	19,659	21,025

Annualized net charge-offs (recoveries) to average loans	0.01%	0.03%	0.18%	(0.01%)	(0.01%)	0.05%	(0.01%)
Non-performing loans to total loans	0.45%	0.48%	0.46%	0.49%	0.54%	0.45%	0.54%
Non-performing assets to total assets	0.32%	0.33%	0.31%	0.32%	0.34%	0.32%	0.34%
Allowance for loan losses to total loans	1.07%	1.07%	1.08%	1.27%	1.38%	1.07%	1.38%
Allowance for loan losses to total loans, net of PPP	1.08%	1.07%	1.08%	1.29%	1.43%	1.08%	1.43%
Allowance for loan losses to non-performing loans	240.39%	224.21%	237.12%	258.65%	259.17%	240.39%	259.17%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021			Three Months Ended December 31, 2022 vs. 2021
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,224,684	$15,233	4.93%	$1,065,059	$10,919	4.07%	$4,314	$1,784	$2,530
Mortgage loans	284,695	2,428	3.38%	254,941	2,132	3.32%	296	256	40
Consumer loans	277,724	2,904	4.15%	200,478	1,879	3.72%	1,025	788	237
Taxable securities	706,392	3,567	2.00%	752,199	2,513	1.33%	1,054	(160)	1,214
Tax-exempt securities	41,101	316	3.05%	42,318	332	3.11%	(16)	(10)	(6)
Interest-earning deposits	16,238	144	3.52%	49,583	20	0.16%	124	(22)	146
Total interest earning assets	2,550,834	24,592	3.82%	2,364,578	17,795	2.99%	6,797	2,636	4,161

Non-interest earnings assets:
Cash and due from banks	25,032			24,329
Other assets	17,620			86,539
Allowance for loan losses	(18,847)			(21,152)
Total assets	$2,574,639			$2,454,294

Interest-bearing liabilities:
Interest-bearing checking	$290,471	$193	0.26%	$300,309	$61	0.08%	$132	$(2)	$134
Savings and money market	953,115	1,212	0.50%	947,197	216	0.09%	996	1	995
Time deposits	359,815	1,927	2.12%	216,864	486	0.89%	1,441	465	976
Capital leases and other debt	25,565	277	4.30%	6,425	35	2.16%	242	182	60
Total interest-bearing liabilities	1,628,966	3,609	0.88%	1,470,795	798	0.22%	2,811	646	2,165

Non-interest-bearing liabilities:
Demand deposits	744,318			741,262
Other liabilities	40,615			34,090
Total liabilities	$2,413,899			$2,246,147
Shareholders' equity	$160,740			$208,147
Total liabilities and shareholders' equity	$2,574,639			$2,454,294

Fully taxable equivalent net interest income		20,983			16,997		$3,986	$1,990	$1,996
Net interest rate spread (1)			2.94%			2.77%
Net interest margin, fully taxable equivalent (2)			3.26%			2.85%
Taxable equivalent adjustment		(112)			(105)
Net interest income		$20,871			$16,892

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Twelve Months Ended			Twelve Months Ended			Twelve Months Ended
	December 31, 2022			December 31, 2021			December 31, 2022 vs. 2021
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,143,908	$50,146	4.38%	$1,091,569	$42,661	3.91%	$7,485	$2,134	$5,351
Mortgage loans	274,067	9,226	3.37%	248,387	8,474	3.41%	752	854	(102)
Consumer loans	228,601	8,857	3.87%	205,623	7,850	3.82%	1,007	901	106
Taxable securities	734,898	12,107	1.65%	650,974	8,946	1.37%	3,161	1,223	1,938
Tax-exempt securities	41,915	1,304	3.11%	41,632	1,308	3.14%	(4)	9	(13)
Interest-earning deposits	20,898	260	1.24%	86,313	151	0.17%	109	(187)	296
Total interest earning assets	2,444,287	81,900	3.35%	2,324,498	69,390	2.99%	12,510	4,934	7,576

Non-interest earnings assets:
Cash and due from banks	24,497			26,150
Other assets	46,768			92,246
Allowance for loan losses	(19,453)			(21,093)
Total assets	$2,496,099			$2,421,801

Interest-bearing liabilities:
Interest-bearing checking	$278,946	$412	0.15%	$287,340	$235	0.08%	$177	$(7)	$184
Savings and money market	949,597	2,241	0.24%	932,940	930	0.10%	1,311	17	1,294
Time deposits	297,662	4,002	1.34%	254,718	2,119	0.83%	1,883	405	1,478
Capital leases and other debt	23,208	641	2.76%	4,420	135	3.05%	506	520	(14)
Total interest-bearing liabilities	1,549,413	7,296	0.47%	1,479,418	3,419	0.23%	3,877	935	2,942

Non-interest-bearing liabilities:
Demand deposits	729,121			704,130
Other liabilities	36,881			34,014
Total liabilities	2,315,415			2,217,562
Shareholders' equity	180,684			204,239
Total liabilities and shareholders' equity	$2,496,099			$2,421,801

Fully taxable equivalent net interest income		74,604			65,971		$8,633	$3,999	$4,634
Net interest rate spread (1)			2.88%			2.76%
Net interest margin, fully taxable equivalent (2)			3.05%			2.84%
Taxable equivalent adjustment		(425)			(382)
Net interest income		$74,179			$65,589

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2022	2022	2022	2022	2021	2022	2021
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$20,871	$18,990	$17,641	$16,677	$16,892	$74,179	$65,589
Fully taxable equivalent adjustment	112	112	103	99	105	425	382
Fully taxable equivalent net interest income (non-GAAP)	$20,983	$19,102	$17,744	$16,776	$16,997	$74,604	$65,971

Average interest-earning assets (GAAP)	$2,550,834	$2,457,218	$2,395,704	$2,371,275	$2,364,578	$2,444,287	$2,324,498

Net interest margin - fully taxable equivalent (non-GAAP)	3.26%	3.08%	2.97%	2.87%	2.85%	3.05%	2.84%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2022	2022	2022	2022	2021	2022	2021
EFFICIENCY RATIO
Net interest income (GAAP)	$20,871	$18,990	$17,641	$16,677	$16,892	$74,179	$65,589
Fully taxable equivalent adjustment	112	112	103	99	105	425	382
Fully taxable equivalent net interest income (non-GAAP)	$20,983	$19,102	$17,744	$16,776	$16,997	$74,604	$65,971

Non-interest income (GAAP)	$5,418	$5,036	$5,319	$5,663	$5,787	$21,436	$23,870
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,418	$5,036	$5,319	$5,663	$5,787	$21,436	$23,870

Non-interest expense (GAAP)	$15,693	$14,577	$14,342	$14,668	$14,378	$59,280	$55,682
Less: amortization of intangible assets	—	—	(4)	(11)	(11)	(15)	(243)
Adjusted non-interest expense (non-GAAP)	$15,693	$14,577	$14,338	$14,657	$14,367	$59,265	$55,439

Efficiency ratio (unadjusted)	59.69%	60.67%	62.47%	65.66%	63.40%	62.00%	62.24%
Efficiency ratio (adjusted)	59.44%	60.39%	62.17%	65.32%	63.06%	61.71%	61.71%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2022	2022	2022	2022	2021	2022	2021
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$166,388	$155,518	$174,690	$185,510	$211,455	$166,388	$211,455
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,828)	(21,839)	(21,824)	(21,839)
Tangible equity (non-GAAP)	$144,564	$133,694	$152,866	$163,682	$189,616	$144,564	$189,616

Total assets (GAAP)	$2,645,553	$2,551,418	$2,449,911	$2,474,895	$2,418,475	$2,645,553	$2,418,475
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,828)	(21,839)	(21,824)	(21,839)
Tangible assets (non-GAAP)	$2,623,729	$2,529,594	$2,428,087	$2,453,067	$2,396,636	$2,623,729	$2,396,636

Total equity to total assets at end of period (GAAP)	6.29%	6.10%	7.13%	7.50%	8.74%	6.29%	8.74%
Book value per share (GAAP)	$35.32	$33.14	$37.24	$39.56	$45.09	$35.32	$45.09

Tangible equity to tangible assets at
end of period (non-GAAP)	5.51%	5.29%	6.30%	6.67%	7.91%	5.51%	7.91%
Tangible book value per share (non-GAAP)	$30.69	$28.49	$32.59	$34.91	$40.44	$30.69	$40.44

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2022	2022	2022	2022	2021	2022	2021
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$160,740	$180,644	$178,207	$203,613	$208,147	$180,684	$204,239
Less: average intangible assets	(21,824)	(21,824)	(21,825)	(21,835)	(21,845)	(21,827)	(21,925)
Average tangible equity (non-GAAP)	$138,916	$158,820	$156,382	$181,778	$186,302	$158,857	$182,314

Return on average equity (GAAP)	18.36%	14.17%	18.06%	13.68%	12.30%	15.93%	12.94%
Return on average tangible equity (non-GAAP)	21.25%	16.12%	20.58%	15.32%	13.74%	18.12%	14.49%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2022	2022	2022	2022	2021	2022	2021
NON-GAAP NET INCOME
Reported net income (GAAP)	$7,439	$6,453	$8,024	$6,867	$6,454	$28,783	$26,425
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$7,439	$6,453	$8,024	$6,867	$6,454	$28,783	$26,425

Average basic and diluted shares outstanding	4,698	4,692	4,690	4,689	4,682	4,693	4,683

Reported basic and diluted earnings per share (GAAP)	$1.58	$1.37	$1.72	$1.46	$1.38	$6.13	$5.64
Reported return on average assets (GAAP)	1.15%	1.02%	1.32%	1.14%	1.04%	1.15%	1.09%
Reported return on average equity (GAAP)	18.36%	14.17%	18.06%	13.68%	12.30%	15.93%	12.94%

Basic and diluted earnings per share (non-GAAP)	$1.58	$1.37	$1.72	$1.46	$1.38	$6.13	$5.64
Return on average assets (non-GAAP)	1.15%	1.02%	1.32%	1.14%	1.04%	1.15%	1.09%
Return on average equity (non-GAAP)	18.36%	14.17%	18.06%	13.68%	12.30%	15.93%	12.94%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
krebs@chemungcanal.com
Phone: 607-737-3714